Exhibit 1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your dealer, broker, bank manager, lawyer or other professional advisor.

OFFER TO PURCHASE FOR CASH

any and all of the outstanding

2.9375% Convertible Senior Subordinated Notes due 2024

(CUSIP Nos. 535919AF1 and 535919AD6)

and

3.625% Convertible Senior Subordinated Notes due 2025

(CUSIP Nos. 535919AG9 and 535919AE4)

(in each case, as unconditionally guaranteed as to payment of principal and interest by

Lions Gate Entertainment Corp.)

of

LIONS GATE ENTERTAINMENT INC.

for

$750 for each $1,000 of principal amount of 2024 Notes tendered

and

$730 for each $1,000 of principal amount of 2025 Notes tendered,

in each case plus accrued but unpaid interest from the last interest payment date to,

and including, the date of payment for the Notes by the Offeror,

by

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP AND HIGH RIVER LIMITED PARTNERSHIP

THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 5:00 P.M., NEW YORK CITY TIME,
ON APRIL 20, 2009, UNLESS EXTENDED OR WITHDRAWN.

The offer (the “Offer”) by Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, and High River Limited Partnership, a limited partnership governed by the laws of Delaware (collectively, the “Offeror”), to purchase (i) any and all of the $150,000,000 aggregate principal amount of 2.9375% Convertible Senior Subordinated Notes due 2024 (the “2024 Notes”) of Lions Gate Entertainment Inc. (“Lions Gate”) at a price of $750 for each $1,000 of principal amount of 2024 Notes validly tendered and not withdrawn, and (ii) any and all of the $175,000,000 aggregate principal amount of 3.625% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes” and together with the 2024 Notes, the “Notes”) of Lions Gate at a price of $730 for each $1,000 of principal amount of 2025 Notes validly tendered and not withdrawn, in each case plus accrued but unpaid interest from the last interest payment date to, and including, the date of payment for the Notes by the Offeror, will be open for acceptance until 5:00 p.m., New York City time, on April 20, 2009 or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5, “Extension and Variation of the Offer” (the “Expiration Time”), unless withdrawn by the Offeror. See Section 15, “Certain Considerations” for certain important factors you should consider when deciding whether to tender your Notes.

The Offer is subject to the conditions set forth in Section 4, “Conditions of the Offer”. The Offer is not subject to any financing condition. There are no conditions to the Offer based on any minimum amount of Notes being tendered.

Noteholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal, or a facsimile thereof, and deposit it, together with certificates representing their Notes in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Noteholders may follow the procedures for (a) book-entry transfer of Notes described under Section 3, “Manner of Acceptance — Book Entry Transfer”, or (b) guaranteed delivery described in Section 3, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery, or a facsimile thereof. Persons whose Notes are owned through a broker, dealer, bank, trust company or other nominee should contact such institutions for assistance if they wish to accept the Offer.

(Continued on next page)

No person has been authorized to give any information or make any representation other than those contained in the Offer to Purchase and the Letter of Acceptance and Transmittal, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offer has not been filed with, reviewed, approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is unlawful.

The Offer is being made to all Noteholders other than Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Noteholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto.

Questions and requests for assistance may be directed to the Depositary or the Information Agent (each as defined herein). Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or the Information Agent at their respective offices set out below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005
Noteholders Call Toll-Free: (888) 887-0082

Banks and Brokers Call Collect: (212) 269-5550

The Depositary for the Offer is:

Colbent Corporation

By facsimile (Eligible Institutions Only):	By Mail:

(781) 930-4939	Colbent Corporation
(provide on fax cover sheet call back number	P.O. Box 859208
for confirmation)	Braintree MA 02185-9208

Broker fax confirm line:	By Hand or Overnight Delivery:
(781) 930-4900
Colbent Corporation
161 Bay State Drive
Braintree MA 02184

March 20, 2009

i

Except as otherwise indicated, the information concerning Lions Gate or Lions Gate Entertainment Corp. (“Lions Gate Parent”) contained herein has been taken from or based upon publicly available documents and records on file with the United States Securities and Exchange Commission, Canadian securities regulatory authorities and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by Lions Gate or Lions Gate Parent to disclose events that may have occurred or may affect the significance or accuracy of any information.

The delivery of the Offer to Purchase shall not under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the information set forth herein or in the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery.

NOTICE TO NOTEHOLDERS IN THE UNITED STATES

The enforcement by Noteholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP is governed by the laws of the Cayman Islands and that a substantial portion of the assets of the Offeror may be located outside the United States. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should be aware that the purchase by the Offeror of the Notes held by them as described herein may have tax consequences in the United States and elsewhere. The material U.S. federal income tax consequences for Noteholders are described in Section 14, “Certain United States Federal Income Tax Considerations”.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the Offer to Purchase under Section 13, “Purpose of the Offer”, Section 15, “Certain Considerations,” and elsewhere in this document are “forward-looking statements” and are prospective. These statements may be identified by their use of forward-looking terminology such as the words “expects”, “projects”, “believes”, “anticipates”, “intends” or other similar words. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

ii

SUMMARY

The following are some of the questions you, as a Noteholder, may have about our Offer and our answers to those questions. This summary provides important and material information about our Offer that is described in more detail elsewhere in the Offer to Purchase and Letter of Acceptance and Transmittal, but this summary does not include all of the information about our Offer that is important to you. Additional important information about our Offer is contained in the remainder of the Offer to Purchase and the Letter of Acceptance and Transmittal. Therefore, we urge you to carefully read the remainder of the Offer to Purchase and the Letter of Acceptance and Transmittal for additional information regarding our Offer. As used in these questions and answers, “we” or “us” or “our” refers to Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, the entities making the Offer for the Notes.

WHO IS OFFERING TO BUY MY LIONS GATE NOTES?

We are Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, limited partnerships which are indirectly controlled by Mr. Carl C. Icahn. We are primarily engaged in investing in securities of various entities under the direction of Mr. Icahn, acting through his affiliated entities. Each of the foregoing entities is a “qualified institutional buyer” within the meaning of Rule 144A(a)(1) under the Securities Act of 1933, as amended.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN YOUR OFFER?

We are seeking to purchase any and all of the outstanding 2.9375% Convertible Senior Subordinated Notes due 2024 and 3.625% Convertible Senior Subordinated Notes due 2025 of Lions Gate.

WHAT IS THE PURPOSE OF YOUR OFFER?

As of the date hereof, the Offeror and its affiliates beneficially own 16,791,125 common shares of Lions Gate Parent, representing approximately 14.50% of the outstanding common shares of Lions Gate Parent. Subject to applicable law, the Offeror and its affiliates reserve the right, from time to time and at any time, to dispose of any or all of such common shares in the open market or otherwise, and to acquire additional common shares in the open market or otherwise, and to engage in any hedging or similar transactions with respect to the common shares.

As of the date hereof, the Offeror and its affiliates beneficially own $1,000,000 in aggregate principal amount of the 2024 Notes, representing approximately 0.67% of the outstanding 2024 Notes. The Offeror acquired the 2024 Notes in the belief that such Notes were a good investment. The Offeror believes that the purchase of the 2024 Notes and the 2025 Notes pursuant to this Offer represents an opportunity to increase the Offeror’s investment in the debt of Lions Gate with limited risk. Subject to applicable law, the Offeror and its affiliates reserve the right, from time to time and at any time, to dispose of any or all of their Notes in the open market or otherwise, and to acquire additional Notes in the open market or otherwise, and to engage in any hedging or similar transactions with respect to the Notes.

The Offeror and its affiliates have filed with the Securities and Exchange Commission (the “SEC”) a Schedule 13D and various amendments thereto, disclosing, among other things, that: (i) they acquired common shares of Lions Gate Parent in the belief that such shares were undervalued; (ii) their representatives have had discussions with the Chief Executive Officer and Vice Chairman of Lions Gate Parent and intend from time to time to seek to continue to have discussions with representatives of Lions

Gate Parent; (iii) they may, from time to time and at any time, acquire additional common shares of Lions Gate Parent and or other equity, debt or other securities or instruments (collectively, “Securities”) of Lions Gate Parent in the open market or otherwise and reserve the right to dispose of any or all of their Securities in the open market or otherwise, at any time and from time to time, and to engage in any hedging or similar transactions with respect to the Securities; (iv) they may seek to add nominees designated by them to the board of directors of Lions Gate Parent, which could include expanding the size of such board and/or removing individuals from such board and may take such action at the next annual meeting of Lions Gate Parent’s shareholders or at any special meeting which they may call; and (v) they have previously engaged in discussions with Lions Gate Parent regarding the possibility of having a number of their designees added to the board of directors of Lions Gate Parent. Those discussions were terminated because agreement could not be reached. The principal point of disagreement between the parties was that Lions Gate Parent would not agree to hold other large shareholders whose designees Lions Gate Parent might agree in the future to put on its board to the same standstill restrictions that Lions Gate Parent demanded to apply to the Offeror.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?

We are offering to pay $750 in cash for each $1,000 of principal amount of 2024 Notes validly tendered and not withdrawn, and $730 in cash for each $1,000 of principal amount of 2025 Notes validly tendered and not withdrawn, in each case plus accrued but unpaid interest from the last interest payment date to, and including, the date of payment for the Notes by the Offeror.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I DEPOSIT MY LIONS GATE NOTES IN YOUR OFFER?

You will not be obligated to pay any brokerage fee or commission with respect to the purchase of Notes by us pursuant to our Offer if you accept our Offer by depositing your Notes directly with Colbent Corporation, the Depositary for our Offer. If you own Notes through a broker or other nominee and such broker or nominee deposits Notes on your behalf, the broker or nominee may charge a fee for performing this service. You should consult with your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR ALL OF THE LIONS GATE NOTES THAT YOU ARE OFFERING TO PURCHASE?

We have sufficient working capital to pay for all Notes that are sought by us in our Offer. Our obligation to purchase Notes in our Offer is not subject to any financing condition.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO DEPOSIT IN YOUR OFFER?

We do not believe that our financial condition is relevant to your decision whether to deposit your Notes in our Offer because the form of consideration consists solely of cash and our Offer is not contingent upon our receipt of financing.

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY LIONS GATE NOTES IN YOUR OFFER?

You will have until 5:00 p.m., New York City time, on April 20, 2009 to deposit your Notes in our Offer, unless our Offer is extended or earlier withdrawn. Such time and date, as may be extended, is referred to in the Offer to Purchase as the “Expiration Time.” If you cannot deliver everything that is required in order to make a valid deposit by the Expiration Time, you may be able to use a guaranteed delivery procedure, which is described in Section 3, “Manner of Acceptance”. Any Note not tendered or accepted by the Offeror for payment will continue to accrue interest pursuant to the terms of the Notes.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

Subject to applicable law, we can extend our Offer at any time and from time to time, for any reason, including:

•                                          for such amount of time as we determine to be necessary to permit any of the conditions to our Offer to be satisfied; and

•                                          for any period required by the rules, regulations or interpretations of the SEC, or the staff thereof, applicable to our Offer.

Subject to applicable law, we expressly reserve the right to waive any of the conditions to our Offer and to make any change in the terms of, or conditions to, our Offer prior to the Expiration Time.

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

If we extend our Offer, we will make a public announcement of the extension by issuing a press release prior to 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Time.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS IN YOUR OFFER?

We have the right to withdraw our Offer and not accept for payment and pay for any Notes deposited in our Offer unless each of the conditions applicable to our Offer described in Section 4, “Conditions of the Offer” is satisfied or waived by us prior to the Expiration Time. These conditions include, without limitation, that (x) no material adverse change or development shall have occurred or been threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of Lions Gate Parent or Lions Gate, (y) no action or proceeding shall have been threatened, instituted or pending challenging the acquisition of the Notes pursuant to our Offer and (z) neither Lions Gate Parent nor Lions Gate shall have authorized, proposed, declared or announced its intention to propose any change to its articles or certificate of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business or any change to the terms of the Notes.

Our Offer is also subject to various other conditions. Subject to applicable law, we can waive the conditions to our Offer without Lions Gate’s consent. See Section 4, “Conditions of the Offer.”

Our obligation to purchase Notes under our Offer is not subject to any financing condition. There are no conditions to the Offer based on any minimum amount of Notes being tendered.

HOW DO I DEPOSIT MY LIONS GATE NOTES IN YOUR OFFER?

To deposit all or a portion of your Notes in our Offer:

•                                          You must deliver your Notes (or arrange for the book-entry delivery of your Notes), together with a properly completed and duly executed Letter of Acceptance and Transmittal (or an “Agent’s Message” in the case of book-entry transfer), and any other documents required by the Letter of Acceptance and Transmittal, to the Depositary not later than the Expiration Time.

•                                          If your Notes are held in “street name,” through a broker, dealer, bank, trust company or other nominee, and you wish to deposit all or any portion of your Notes in our Offer, your Notes can only be deposited on your behalf by your broker or nominee to the Depositary.

•                                          If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days after the Expiration Time. You may use the Notice of Guaranteed Delivery enclosed with the Offer to Purchase for this purpose. For the deposit to be valid, however, the Depositary must receive the missing items within that three trading-day period or your deposit will not be valid.

•                                          Noteholders tendering their Notes pursuant to our Offer must do so in integral multiples of $1,000 principal amount only. Noteholders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes tendered.

CAN I WITHDRAW LIONS GATE NOTES THAT I PREVIOUSLY DEPOSITED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY DEPOSITED LIONS GATE NOTES?

You can withdraw some or all of the Notes that you validly deposited in our Offer at any time prior to the Expiration Time. Once we accept your deposited Notes for payment upon the expiration of our Offer, you will no longer be able to withdraw them, except if we have not deposited payment for such Notes with the Depositary within three business days of such acceptance or in accordance with applicable law. In addition, if we have not accepted your Notes for payment by May 19, 2009, you can withdraw them at any time thereafter, provided that your Notes have not been accepted for payment prior to the receipt by the Depositary of a notice of withdrawal in respect of such Notes.

HOW DO I WITHDRAW PREVIOUSLY DEPOSITED LIONS GATE NOTES?

To withdraw Notes that you have previously deposited in our Offer, you (or, if your Notes are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Notes) must deliver or fax a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary, while you still have the right to withdraw your Notes.

WHEN MUST LIONS GATE’S BOARD OF DIRECTORS FORMALLY RESPOND TO YOUR OFFER?

We make no recommendation as to whether Noteholders should tender any or all of their Notes. Noteholders must make their own decision with regard to tendering Notes. Under United States federal securities laws, Lions Gate is required to send or give to Noteholders a statement no later than ten business days from the date of the publishing or sending of our Offer as to whether it recommends acceptance or rejection of our Offer, that it has no opinion with respect to our Offer or that it is unable to take a position with respect to our Offer and the reason(s) for its position.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING LIONS GATE NOTES IN YOUR OFFER?

In general, a United States Holder who holds Notes as capital assets and receives cash for such Notes under our Offer will recognize a gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (a) the amount received in respect of such Notes (other than amounts received that are attributable to accrued interest not previously included in income, which will be taxed as ordinary income) and (b) such United States Holder’s adjusted tax basis in such Notes. Except to the extent set forth in the next succeeding paragraph or attributable to accrued but unpaid interest, such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if such United States Holder has held the Notes for more than one year at the time of the exchange. Special rules, which may have adverse United States federal income tax consequences to United States Holders, will apply if Lions Gate was a “passive foreign investment company” at any time during a holder’s holding period of the Notes.

Subject to a statutory de minimis exception, the Notes will generally have market discount if they were purchased for an amount that was less than their stated principal amount. Unless a United States Holder has elected to include market discount in income currently as it accrues, any gain recognized by a United States Holder on the sale of Notes having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight-line basis or, at the election of the United States Holder, on a constant-yield basis) while such Notes were held by the United States Holder.

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on the sale of a Note. See Section 14, “Certain United States Federal Income Tax Considerations” for a discussion of the United States federal income tax treatment of the gross amount of payments attributable to accrued but unpaid interest in the hands of Non-U.S. Holders.

We encourage you to consult your tax advisor regarding the United States federal income tax consequences of depositing your Notes in our Offer. See Section 14, “Certain United States Federal Income Tax Considerations.”

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT YOUR OFFER?

Questions and requests for assistance may be directed to D.F. King & Co., Inc., as Information Agent for our Offer, or Colbent Corporation, as the Depositary for our Offer, at their respective offices shown on the cover page and the last page of the Offer to Purchase. Additional copies of the Offer to Purchase, the Letter of Acceptance and Transmittal and the related Offer documents may be obtained without charge on request from the Information Agent or the Depositary at their respective offices shown on the cover page and the last page of the Offer to Purchase.

ARE THERE OTHER FACTORS I SHOULD CONSIDER WHEN DECIDING WHETHER TO TENDER MY NOTES?

Noteholders are encouraged to read all of the materials that have been Publicly Disclosed by Lions Gate Parent. See Section 16, “Available Information.” Noteholders should also consider the information contained in Section 15, “Certain Considerations.”

GLOSSARY

In the Offer to Purchase, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgment from the participant in DTC depositing the Notes that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Acceptance and Transmittal and that the Offeror may enforce such agreement against such participant;

“Book-Entry Confirmation” has the meaning ascribed thereto in Section 3, “Manner of Acceptance — Letters of Acceptance and Transmittal”;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Depositary” means Colbent Corporation;

“DTC” means The Depository Trust Company;

“Effective Date” has the meaning ascribed thereto in Section 3, “Manner of Acceptance — Power of Attorney”;

“Eligible Institution” means a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP), or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Expiration Time” means, with respect to the Offer, 5:00 p.m., New York City time, on April 20, 2009, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5, “Extension and Variation of the Offer”;

“FINRA” means the Financial Industry Regulatory Authority, Inc.;

“Information Agent” means D.F. King & Co., Inc.;

“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer to Purchase;

“Lions Gate” means Lions Gate Entertainment Inc., a corporation governed by the State of Delaware and a wholly-owned subsidiary of Lions Gate Parent;

“Lions Gate Entities” means collectively, (i) Lions Gate, (ii) the subsidiaries, associates or other Persons in which Lions Gate has a direct or indirect material interest, (iii) Lions Gate Parent and (iv) the subsidiaries, associates or other Persons in which Lions Gate Parent has a direct or indirect material interest;

“Lions Gate Parent” means Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia.

“Non-U.S. Holder” has the meaning ascribed thereto in Section 14, “Certain United States Federal Income Tax Considerations.”

“Note” means a 2.9375% Convertible Senior Subordinated Note due 2024 of Lions Gate and/or a 3.625% Convertible Senior Subordinated Note due 2025 of Lions Gate, as the context requires;

“Noteholder” means a holder of Notes;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer to Purchase;

“NYSE” means the New York Stock Exchange;

“Offer” means the offer to purchase Notes made hereby, the terms and conditions of which are set forth in the Offer to Purchase, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery;

“Offeror” means Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, and High River Limited Partnership, a limited partnership governed by the laws of Delaware, collectively;

“Offer Period” means the period commencing on March 20, 2009 and ending at the Expiration Time;

“Other Securities” has the meaning ascribed thereto in Section 3, “Manner of Acceptance — Power of Attorney”;

“Person” includes any individual, body corporate, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity;

“PFIC” means a passive foreign investment company for United States federal income tax purposes;

“Publicly Disclosed” means disclosed in a public filing made on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) or by way of a press release made through a nationally recognized news wire service prior to the date hereof;

“Purchased Securities” has the meaning ascribed thereto in Section 3, “Manner of Acceptance — Power of Attorney”;

“Revolving Credit Agreement” means the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of July 25, 2008 among Lions Gate, Lions Gate UK Limited and Lions Gate Australia Pty Limited, as Borrowers, the Guarantors referred to therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A. as Administrative Agent and as Issuing Bank and Wachovia Bank, N.A. as Syndication Agent and J.P. Morgan Securities Inc. as Sole Bookrunner and Sole Lead Arranger.

“SEC” means the United States Securities and Exchange Commission;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary; and

“United States Holder” has the meaning ascribed thereto in Section 14, “Certain United States Federal Income Tax Considerations”.

OFFER TO PURCHASE

March 20, 2009

TO:                        THE HOLDERS OF NOTES OF LIONS GATE

1.                                      The Offer

The Offeror hereby offers to purchase, upon the terms and subject to the conditions hereinafter specified (i) any and all of the 2024 Notes at a price of $750 for each $1,000 of principal amount of 2024 Notes validly tendered and not withdrawn, and (ii) any and all of the 2025 Notes at a price of $730 for each $1,000 of principal amount of 2025 Notes validly tendered and not withdrawn, in each case plus accrued but unpaid interest from the last interest payment date to, and including, the date of payment for the Notes by the Offeror.

The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Offeror, the right to purchase Notes deposited in the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of depositing Noteholders to receive payment for Notes validly deposited and accepted for payment pursuant to the Offer.

All cash payable under the Offer will be denominated in U.S. dollars.

The accompanying Letter of Acceptance and Transmittal, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer.

2.                                      Time for Acceptance

The Offer is open for acceptance until the Expiration Time, being 5:00 p.m., New York City time, on April 20, 2009, unless the Offer is withdrawn or extended by the Offeror. The Expiration Time may be extended at the Offeror’s sole discretion pursuant to Section 5, “Extension and Variation of the Offer”.

3.                                      Manner of Acceptance

Letters of Acceptance and Transmittal

In order for a Noteholder to validly deposit Notes to the Offer:

(a)                                  a Letter of Acceptance and Transmittal in the form accompanying the Offer to Purchase, or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Acceptance and Transmittal), and any other documents required by the instructions set out in the Letter of Acceptance and Transmittal, must be received by the Depositary no later than the Expiration Time, at its office listed in the Letter of Acceptance and Transmittal, together with either:

(i)                                    the certificate or certificates representing the Notes in respect of which the Offer is being accepted; or

(ii)                                 confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth below,

in either case so as to be received no later than the Expiration Time; or

(b)                                 the depositing Noteholder must comply with the guaranteed delivery procedures described below.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents no later than the Expiration Time. The signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Noteholder which is an Eligible Institution) if it is signed by a Person other than the registered owner(s) of the Notes being deposited, or if the Notes not purchased are to be returned to a Person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of Lions Gate, or if payment is to be issued in the name of a Person other than the registered owner(s) of the Notes being deposited. If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the Notes represented by the certificate(s) deposited therewith, then the Note assignment form must be endorsed or be accompanied by an appropriate Note transfer power of attorney duly and properly completed by the registered holder, with the signature on the Note assignment form or Note transfer power of attorney guaranteed by an Eligible Institution.

Book-entry Transfer

The Depositary will establish an account with respect to the Notes at DTC for the purpose of the Offer within three business days after the date of the Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer under the Automated Tender Offers Program (“ATOP”). However, although delivery of Notes may be effected through book-entry transfer at DTC using ATOP, either a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal, and any other required documents, must, in any case, be received by the Depositary no later than the Expiration Time, or the depositing Noteholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Procedure for Guaranteed Delivery

If a holder of Notes wishes to deposit such Notes pursuant to the Offer and certificates for such Notes are not immediately available, the holder cannot complete the procedure for book-entry transfer on a timely basis, or the holder cannot deliver all other required documents to the Depositary no later than the Expiration Time, those Notes may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)                                  the deposit is made by or through an Eligible Institution;

(b)                                 a Notice of Guaranteed Delivery in the form accompanying the Offer to Purchase, or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary, at the applicable address set out in the Notice of Guaranteed Delivery, no later than the Expiration Time; and

(c)                                  the certificate(s) representing the deposited Notes, or a Book-Entry Confirmation with respect to the deposited Notes, together with a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Notes, an Agent’s Message), covering the deposited Notes and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at the applicable address specified in the Notice of Guaranteed Delivery no later than 5:00 p.m., New York City time, on the third trading day on the NYSE after the Expiration Time.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Note certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

General

In all cases, payment for Notes deposited and accepted for payment by the Offeror will be made only after timely receipt by the Depositary of the certificates representing the Notes or book-entry transfer of Notes into the appropriate account of the Depositary, a Letter of Acceptance and Transmittal or a facsimile thereof, properly completed and duly executed, covering those Notes with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, or an Agent’s Message in connection with a book-entry transfer of Notes, and any other required documents.

The method of delivery of certificates representing Notes, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the Person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Noteholders whose Notes are registered in the name of a nominee should contact their broker, dealer, bank, trust company or other nominee if they wish to accept the Offer.

Noteholders tendering their Notes pursuant to the Offer must do so in integral multiples of $1,000 principal amount only. Noteholders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes tendered.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Notes deposited pursuant to the Offer will be determined by the Offeror in its sole judgment. Depositing Noteholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Notes. There shall be no duty or obligation on the Offeror, the Depositary, the Information Agent or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer to Purchase, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

DEPOSITING NOTEHOLDERS WILL NOT BE OBLIGATED TO PAY ANY BROKERAGE FEE OR COMMISSION WITH RESPECT TO THE PURCHASE OF NOTES BY THE OFFEROR PURSUANT TO THE OFFER, IF THEY ACCEPT THE OFFER BY DEPOSITING THEIR NOTES DIRECTLY WITH THE DEPOSITARY. IF A DEPOSITING NOTEHOLDER OWNS NOTES THROUGH A BROKER OR OTHER NOMINEE AND SUCH BROKER OR NOMINEE DEPOSITS NOTES ON THE NOTEHOLDER’S BEHALF, THE BROKER OR NOMINEE MAY CHARGE A FEE FOR PERFORMING THIS SERVICE. YOU SHOULD CONSULT WITH YOUR BROKER OR NOMINEE TO DETERMINE WHETHER ANY

CHARGES WILL APPLY.

Power of Attorney

The execution of a Letter of Acceptance and Transmittal, or an Agent’s Message in connection with a book-entry transfer of Notes, irrevocably appoints each officer of the Depositary and each officer of the Offeror and any other Person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Notes covered by the Letter of Acceptance and Transmittal, or on whose behalf an Agent’s Message is sent, with respect to Notes registered in the name of the holder on the books of Lions Gate and deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Securities”), and with respect to any and all interest, distributions, payments, securities, rights, warrants, assets or other interests (collectively, “Other Securities”), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated herein.

The power of attorney granted irrevocably upon execution of a Letter of Acceptance and Transmittal, or an Agent’s Message in connection with a book-entry transfer of Notes, shall be effective on and after the date that the Offeror accepts for payment and pays for Purchased Securities (the “Effective Date”), with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:

(a)                                  transfer ownership of the Purchased Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

(b)                                 register or record the transfer of Purchased Securities and Other Securities on the registers of Lions Gate;

(c)                                  execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any Person or Persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (or any adjournment thereof) of holders of relevant securities of Lions Gate Parent or Lions Gate;

(d)                                 endorse and negotiate any checks or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

(e)                                  exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Acceptance and Transmittal.

A holder of Notes who executes a Letter of Acceptance and Transmittal, or on whose behalf an Agent’s Message is sent, also agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (or any adjournment thereof) of holders of Notes or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations, consents or other documents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities, and to designate in such instruments of proxy the Person or Persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such Person with respect thereto.

Further Assurances

A Noteholder accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Depositing Noteholders’ Representations and Warranties

The acceptance of the Offer pursuant to the procedures set forth above will constitute an agreement between a depositing Noteholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Noteholder that:

(a)                                 the person signing the Letter of Acceptance and Transmittal or submitting the Agent’s Message, as applicable, has full power and authority to deposit, sell, assign and transfer the deposited Notes;

(b)                                the person signing the Letter of Acceptance and Transmittal or the Person on whose behalf the deposited Notes are being deposited owns (including, without limitation, within the meaning of Rule 14e-4 under the Exchange Act) the Notes that are being deposited;

(c)                                 the deposited Notes have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Notes to any other Person;

(d)                                the deposit of the Notes complies with applicable laws (including with Rule 14e-4 under the Exchange Act);

(e)                                 when the Notes are accepted for payment and paid for by the Offeror, the Offeror will acquire good title thereof free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others; and

(f)                                   the Noteholder has not given notice to Lions Gate or Lions Gate Parent exercising its right of conversion under the Notes.

4.                                      Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror shall have the right, in its sole discretion, to withdraw the Offer and not accept for payment and pay for, or may extend the period of time during which the Offer is open for acceptance and postpone accepting for payment and paying for, any Notes deposited under the Offer unless each of the following conditions is satisfied or waived by the Offeror prior to the Expiration Time:

(a)                                  no preliminary or permanent injunction or other order of any domestic or foreign court, government or governmental authority or agency shall have been issued and shall remain in effect which:

(i)                                   makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Notes by the Offeror;

(ii)                                imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Notes, including, without limitation, the right to vote any Notes acquired by the Offeror;

(iii)                             imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all deposited Notes which it accepts for payment and pays for; or

(iv)                            requires divestiture by the Offeror of any Notes;

(b)                                 there shall not be any action taken or investigation or demand, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, by any domestic or foreign court, government or governmental authority or agency, in any jurisdiction, which might, directly or indirectly, result in any of the consequences referred to in paragraph (a) above or require a filing with or approval by any governmental authority;

(c)                                  no change or development shall have occurred or been threatened since the date of the Offer in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of Lions Gate Parent or Lions Gate which either:

(x)                                   is outside the ordinary course of the business of Lions Gate Parent or Lions Gate; or

(y)                                 may be materially adverse to Lions Gate Parent or Lions Gate;

nor shall the Offeror have become aware of any fact since the date of the Offer that has not been Publicly Disclosed prior to the date of the Offer by Lions Gate Parent or Lions Gate, that has or may have a material adverse effect on the value of the Notes;

(d)                                 no action or proceeding before, or demand by, any domestic or foreign court or governmental agency or authority or other regulatory or administrative agency or commission shall have been threatened, instituted or pending by any Person challenging the acquisition of any Notes pursuant to the Offer or otherwise directly or indirectly relating to the Offer which, in the reasonable judgment of the Offeror, adversely affects the Offeror or the Noteholders, or causes, may cause, or if successful would cause, any material diminution of the benefits to be derived by the Offeror as a result of the Offer or the acquisition of the Notes anticipated to be acquired through the Offer;

(e)                                  neither Lions Gate Parent nor Lions Gate shall have:

(i)                                     issued or authorized or proposed or agreed to, the issuance or incurrence of, any additional equity or debt securities (other than pursuant to any currently outstanding options or other rights to acquire securities or indebtedness that have been Publicly Disclosed by Lions Gate or Lions Gate Parent prior to the date of the Offer) or indebtedness for borrowed money (other than under the Revolving Credit Agreement); or

(ii)                                 declared or paid any distribution on the Notes or any payment or distribution on any of its other securities or indebtedness (other than regularly scheduled interest in accordance with the terms of the Notes or other indebtedness and payments under the Revolving Credit Agreement); and

(f)                                    neither the Lions Gate Entities, nor their boards of directors, nor any governing body thereof shall have authorized, proposed, declared or announced its intention to propose any:

(x)                                  change to its articles or certificate of incorporation or bylaws; or

(y)                                any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, other than any of the foregoing that have been Publicly Disclosed by Lions Gate or Lions Gate Parent prior to the date of the Offer (such as the acquisition of the TV Guide Network and TV Guide Online properties from Macrovision Solutions Corporation); or

(z)                                  any change to the terms of the Notes.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any of the conditions or, subject to applicable law, may be waived by the Offeror in whole or in part, at any time and from time to time, prior to the Expiration Time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time prior to the Expiration Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiration Time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

In addition to the foregoing, the Offeror reserves the right to extend the Offer and/or amend the terms of the Offer at any time and in any respect. The Offeror will give Noteholders notice of any such changes as may be required by applicable law.

General

Any waiver of a condition in respect of the Offer or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, and will cause the Depositary, if required by law, as soon as practicable thereafter to notify Noteholders. If the Offer is withdrawn, the Offeror shall not be obligated to accept for payment or pay for any Notes deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Notes, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror’s expense.

5.                                      Extension and Variation of the Offer

The Offer is open for acceptance until the Expiration Time unless the Offer is withdrawn by the Offeror.

The Offeror expressly reserves the right, in its sole judgment, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period for the Offer or to vary the Offer by making a public announcement of the extension or variation as soon as practicable, such announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones New Service or a similar service, except as may be required by applicable law. Notwithstanding the foregoing, if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by the Offeror, the Offeror will accept for payment Notes validly deposited under the Offer and not withdrawn and will not extend the Offer.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional Offer materials, as necessary, and extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, the SEC has expressed the view that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Pursuant to Rule 14e-1 of the Exchange Act, if prior to the Expiration Time the Offeror decreases the principal amount of Notes being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Noteholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through midnight (New York City time).

If at any time before the Expiration Time, or at any time after the Expiration Time but before the expiration of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase, as amended from time to time, that would reasonably be expected to affect the decision of a Noteholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will as soon as practicable make a public announcement of the change in information. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through the Dow Jones New Service or a similar service, except as may be required by applicable law.

An extension of the Offer Period for the Offer, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4, “Conditions of the Offer”.

6.                                      Withdrawal of Deposited Notes

Any Notes deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Noteholder:

(a)                                  at any time prior to the Expiration Time;

(b)                                 if the Offeror has not deposited payment for the Notes with the Depositary within three business days after the Notes have been accepted for payment; or

(c)                                  as required by the Exchange Act, at any time after May 19, 2009, provided that the Notes have not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Notes.

Withdrawals of Notes deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Noteholder by whom or on whose behalf such Notes were deposited, and such notice must be actually received by the Depositary, at the place of deposit of the Notes within the time limits indicated above. A notice of withdrawal must:

(a)                                  be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy;

(b)                                 be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Notes which are to be withdrawn; and

(c)                                  specify such person’s name, the principal amount of Notes to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Notes to be withdrawn.

If Notes have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3, “Manner and Acceptance — Book-entry Transfer”, such notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Notes.

The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Note certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Notes deposited for the account of an Eligible Institution.

Withdrawals may not be rescinded and any Notes withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Notes may be redeposited no later than the Expiration Time by again following one of the procedures described in Section 3, “Manner of Acceptance”. Once the Offeror accepts the deposited Notes for payment upon the expiration of the Offer (including the expiration of any extension thereof), Noteholders will no longer be able to withdraw them, except in accordance with applicable law.

If the Offeror extends the Offer, is delayed in accepting for payment or paying for Notes or is unable to accept for payment or pay for Notes for any reason, then, without prejudice to the Offeror’s other rights, Notes deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Notes may not be withdrawn except to the extent that depositing Noteholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Notes that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. The Depositary, on behalf of the Offeror, is bound by Rule 14e-1(c) under the Exchange Act in retaining Notes under these circumstances.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the Information Agent or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of Notes pursuant to the Offer are irrevocable.

7.                                      Acceptance for Payment and Payment for Deposited Notes

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment Notes validly deposited under the Offer and not withdrawn prior to the Expiration Time pursuant to Section 6, “Withdrawal of Deposited Notes” promptly following the Expiration Time and, after such acceptance for payment, will promptly pay for the Notes accepted for payment pursuant to applicable law.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment Notes validly deposited under the Offer and not withdrawn as, if and when the Offeror gives written notice or other communication that is subsequently confirmed in writing to the Depositary to that effect.

Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Notes deposited by or on behalf of Noteholders promptly after the termination or withdrawal of the Offer, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from accepting for payment and paying for any Notes or to terminate the Offer and not accept for payment or pay for any Notes if any condition specified in Section 4, “Conditions of the Offer”, in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay accepting for payment and paying for any Notes deposited under the Offer in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. If, for any reason whatsoever, the acceptance for payment of any Notes deposited pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Notes deposited pursuant to the Offer, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror and subject to compliance with Rule 14e-1(c), retain the deposited Notes, except to the extent that the depositing Noteholders exercise withdrawal rights as described in Section 6, “Withdrawal of Deposited Notes”.

The Offeror will pay for Notes validly deposited under the Offer and not withdrawn and accepted for payment by the Offeror by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Noteholders. The Depositary will act as the agent of Persons who have deposited Notes in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Notes. Noteholders whose Notes are validly tendered, not withdrawn and accepted for payment by the Offeror will be entitled to accrued but unpaid interest on their Notes from the last interest payment date to, and including the date of payment for such Notes by the Offeror. Under no circumstances will any additional interest be payable by the Offeror because of any delay in the transmission of funds from the Depositary to tendering Noteholders.

8.                                      Return of Deposited Notes

If for any reason any deposited Notes are not accepted for payment and paid for pursuant to the terms and conditions of the Offer or if certificates are submitted for more Notes than are deposited, certificates for Notes that are not purchased will be returned by first class mail, without expense to the depositing

Noteholder, promptly following the Expiration Time or withdrawal and early termination of the Offer. Unless otherwise directed in the Letter of Acceptance and Transmittal, certificates representing unpurchased Notes will be forwarded to the address of the registered owner as shown on the Note register maintained by or on behalf of Lions Gate.

9.                                      Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, checks, Note certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to checks, Note certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Notes were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will publicly announce any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 10, “Notices and Delivery”. Notwithstanding Section 7, “Acceptance for Payment and Payment for Deposited Notes”, checks, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Noteholder at the appropriate office of the Depositary.

10.                               Notices and Delivery

Any notice which the Offeror or the Depositary may give or cause to be given under the Offer after the date of the Offer to Purchase will be deemed to have been properly given and to have been received by Noteholders if a summary of the material facts thereof is announced by issuing a press release through the Dow Jones News Wire Service or a similar service, except as may be required by applicable law.

The Offer to Purchase and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery are available from the Information Agent to Noteholders and to brokers, banks and similar Persons listed as participants in DTC’s security position listing requesting copies thereof for subsequent transmission to beneficial owners of Notes.

In addition, the Offeror will deliver to the Trustee under the indentures governing the Notes copies of the Offer to Purchase and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery for forwarding to Noteholders, and will undertake to reimburse the Trustee for the reasonable expenses the Trustee may incur in doing so.

Copies of the Offer to Purchase and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, as well as other related materials and any amendments or supplements thereto, will also be available at www.dfking.com/lionsgate.

Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

11.                               Market Purchases

None of the Offeror or its affiliates (within the meaning ascribed thereto in Rule 12b-2 of the Exchange Act) will, directly or indirectly, bid for or make purchases of Notes during the currency of the Offer other than Notes deposited pursuant to the Offer.

12.                               Other Terms of the Offer

The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Offeror, the right to purchase Notes deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of depositing Noteholders to receive payment for Notes validly deposited and accepted for payment pursuant to the Offer.

No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer to Purchase and the Letter of Acceptance and Transmittal, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates or the Depositary for the purposes of the Offer.

The Offer to Purchase does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Noteholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Noteholders in any such jurisdiction.

The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offer to Purchase, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Notes.

The provisions of the Letter of Acceptance and Transmittal accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

13.                               Purpose of the Offer

As of the date hereof, the Offeror and its affiliates beneficially own 16,791,125 common shares of Lions Gate Parent, representing approximately 14.50% of the outstanding common shares of Lions Gate Parent. Subject to applicable law, the Offeror and its affiliates reserve the right, from time to time and at any time, to dispose of any or all of such common shares in the open market or otherwise, and to acquire additional common shares in the open market or otherwise, and to engage in any hedging or similar transactions with respect to the common shares.

As of the date hereof, the Offeror and its affiliates beneficially own $1,000,000 in aggregate principal amount of the 2024 Notes, representing approximately 0.67% of the outstanding 2024 Notes. The Offeror acquired the 2024 Notes in the belief that such Notes were a good investment. The Offeror believes that the purchase of the 2024 Notes and the 2025 Notes pursuant to this Offer represents an opportunity to increase the Offeror’s investment in the debt of Lions Gate with limited risk. Subject to applicable law, the Offeror and its affiliates reserve the right, from time to time and at any time, to dispose of any or all of their Notes in the open market or otherwise, and to acquire additional Notes in the open market or otherwise, and to engage in any hedging or similar transactions with respect to the Notes.

The Offeror and its affiliates have filed with the Securities and Exchange Commission (the “SEC”) a Schedule 13D and various amendments thereto, disclosing, among other things, that: (i) they acquired common shares of Lions Gate Parent in the belief that such shares were undervalued; (ii) their representatives have had discussions with the Chief Executive Officer and Vice Chairman of Lions Gate Parent and intend from time to time to seek to continue to have discussions with representatives of Lions Gate Parent; (iii) they may, from time to time and at any time, acquire additional common shares of Lions Gate Parent and or other equity, debt or other securities or instruments (collectively, “Securities”) of Lions Gate Parent in the open market or otherwise and reserve the right to dispose of any or all of their Securities in the open market or otherwise, at any time and from time to time, and to engage in any hedging or similar transactions with respect to the Securities; (iv) they may seek to add nominees designated by them to the board of directors of Lions Gate Parent, which could include expanding the size of such board and/or removing individuals from such board and may take such action at the next annual meeting of Lions Gate Parent’s shareholders or at any special meeting which they may call; and (v) they have previously engaged in discussions with Lions Gate Parent regarding the possibility of having a number of their designees added to the board of directors of Lions Gate Parent. Those discussions were terminated because agreement could not be reached. The principal point of disagreement between the parties was that Lions Gate Parent would not agree to hold other large shareholders whose designees Lions Gate Parent might agree in the future to put on its board to the same standstill restrictions that Lions Gate Parent demanded to apply to the Offeror.

14.                               Certain United States Federal Income Tax Considerations

United States Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, holders of Notes are hereby notified that: (i) any discussion of United States federal tax issues contained or referred to in this Circular or in any document referred to herein is not intended or written to be used, and cannot be used, by holders for the purpose of avoiding penalties that may be imposed on them under the Code; (ii) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) holders should seek advice based on their particular circumstances from an independent tax advisor.

The following is a summary of certain of the material United States federal income tax considerations generally applicable to United States Holders and Non-U.S. Holders of tendering Notes pursuant to the Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Code, temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and proposed Treasury regulations promulgated under the Code, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address aspects of United States federal income taxation that may be applicable to particular Noteholders, such as Noteholders who are dealers in securities, traders in securities that elect to use a mark to market method of accounting, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, controlled foreign corporations, passive foreign investment companies, Noteholders who hold their Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, United States expatriates and former long-term residents, Noteholders who have a functional currency other than the U.S. dollar, or Noteholders who acquired their Notes in a compensation transaction.

This summary is limited to persons that hold their Notes as a “capital asset” within the meaning of Section 1221 of the Code. This summary assumes that: (i) the Notes are properly treated as indebtedness of Lions Gate, (ii) the Notes do not constitute “contingent payment debt instruments” under applicable Treasury Regulations, (iii) any adjustment to the conversion price of the Notes has not been treated as a constructive distribution for United States federal income tax purposes, and (iv) all payments to United States Holders are dominated in U.S. dollars. In addition, according to a public filing in 2006, Lions Gate did not expect to be classified as a PFIC for United States federal income tax purposes and, accordingly, this summary assumes that Lions Gate has not been a PFIC for any taxable year in which Notes were held by United States Holders. This discussion does not address any state, local, non-income or foreign tax consequences. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge the analysis or conclusions reached in this section, and no ruling from the IRS has been or will be sought on the transaction described herein or on any of the issues discussed below. In addition, this discussion relies upon the description provided to Lions Gate by DTC of its depositary procedures and the procedure of its participants and indirect participants in maintaining a book-entry system reflecting beneficial ownership of Notes.

This summary is of a general nature only and is not intended to be legal or tax advice to either U.S. Holders on Non-U.S. Holders. Beneficial owners of Notes are, therefore, urged to consult their own tax advisors as to the particular tax consequences applicable to them of tendering the Notes pursuant to the Offer or retaining the Notes, including the applicability of U.S. federal, state or local tax laws or non-U.S. or non-income tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

As used herein, the term “United States Holder” means a beneficial owner of Notes that, for United States federal income tax purposes, is:

(a)                                  a citizen or resident of the United States;

(b)                                 a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof;

(c)                                  an estate, the income of which is subject to federal income taxation regardless of source; or

(d)                                 a trust (i) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of a Note other than a United States Holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial holder of Notes, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale of Securities Pursuant to the Offer

A United States Holder who disposes of Notes pursuant to the Offer generally will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount received (other than amounts received that are attributable to accrued interest, which will be taxed as ordinary income to the extent not previously included in the income) and such holder’s adjusted tax basis in the Notes so disposed. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules set forth below, such gain or loss will be a capital gain or loss. A United States Holder’s tax basis in the Notes generally will equal the cost of the Notes to such holder, increased by any market discount previously included in income with respect to the Notes, and reduced by any amortizable bond premium applied to reduce interest on the Notes and certain other payments on the Notes (e.g., principal payments, but not qualified stated interest payments). Capital gain of a non-corporate United States Holder is generally taxed at reduced rates with respect to certain property held for more than one year (subject to exceptions). The deductibility of capital losses is limited.

Subject to a statutory de minimis exception, the Notes generally will have market discount if they were purchased for an amount that was less than their stated principal amount. Unless a United States Holder has elected to include market discount in income currently as it accrues, any gain recognized by a United States Holder will be treated as ordinary income to the extent of the portion of the market discount that has accrued (on a straight-line basis or, at the election of the United States Holder, on a constant yield basis), while such Notes were held by the United States Holder.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States Holders. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on the sale of a Note pursuant to the Offer unless (i) the gain is effectively connected with such holder’s conduct of U.S. trade or business, as described below, or (ii) such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case such holder may be subject to a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain).

Assuming that the United States portfolio interest exemption applies, the gross amount of payments attributable to accrued interest paid to a Non-U.S. Holder generally will not be subject to U.S. federal income tax, provided that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of Lions Gate voting stock, (ii) the holder is not (a) a controlled foreign corporation that is related to Lions Gate or (b) a bank receiving interest on a loan entered into in the ordinary course of business, and (iii) appropriate documentation establishes that the Non-U.S. Holder is not a U.S. person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to U.S. federal income tax at a 30% rate on payments of accrued interest unless such Non-U.S. Holder qualifies for a reduction in or exemption from tax under an applicable tax treaty or such interest is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder.

If gain from the sale of the Notes pursuant to the Offer or interest paid with respect to the Notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” to which the gain or interest is attributable, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain or interest on a net basis in the same manner as if it were a United States Holder. A foreign corporation that is a holder of a Note also may be subject to a “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding. We intend to apply U.S. information reporting and backup withholding (at a rate of 28%) with respect to payments a Non-U.S. Holder receives pursuant to the Offer unless such Non-U.S. Holder (i) is an exempt recipient and, when required, demonstrates this fact, or (ii) provides a certificate (e.g. IRS Form W-8BEN) as to its non-U.S. status.

15.                               Certain Considerations

The following considerations, in addition to the other information described elsewhere herein, should be carefully considered by each Noteholder before deciding whether to participate in the Offer.

Publicly Disclosed Information. Lions Gate Parent in its Annual Report on Form 10-K filed with the SEC on May 30, 2008 has set forth risk factors that should be considered by each Noteholder. In addition, Noteholders are encouraged to read all other materials that have been Publicly Disclosed by Lions Gate Parent and Lions Gate, including, without limitation (i) the indenture governing the 2024 Notes, filed as Exhibit 4.1 to Lions Gate Parent’s Current Report on Form 8-K filed with the SEC on October 4, 2004, (ii) the indenture governing the 2025 Notes, filed as Exhibit 4.1 to Lions Gate Parent’s Current Report on Form 8-K filed with the SEC on February 25, 2005, (iii) the Revolving Credit Agreement, filed as Exhibit 10.51 to Lions Gate Parent’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2008, (iv) each other document listed as an exhibit to Lions Gate Parent’s Annual Report on Form 10-K filed with the SEC on May 30, 2008 (as well as the contents of such Annual Report), and (v) each other document listed as an exhibit to any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC by Lions Gate Parent after May 30, 2008 (as well as the contents of each such Quarterly Report and Current Report). The Offeror has not independently verified any statements or information provided by Lions Gate Parent in its publicly available filings or announcements and assumes no responsibility for the accuracy or completeness of such statements or information.

Offer Price. The prices being offered by the Offeror for the Notes may or may not reflect the current market value of the Notes. Also, from time to time the Offeror or affiliated entities may seek to acquire any Notes which remain outstanding following consummation or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price paid pursuant to the Offer and which could be for cash or other consideration.

Limited Trading Market. To the extent that Notes are tendered and accepted in accordance with the Offer and that the Offeror does not resell any such Notes, the trading market for the Notes would become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or not purchased may be affected adversely to the extent that the Offeror decides not to resell the principal amount of Notes tendered pursuant to the Offer, thereby reducing the float. A reduced float also may tend to make the trading price more volatile. Holders of Notes not tendered or not purchased may attempt to obtain quotations for their Notes from their brokers, however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of Notes after the Offer, the number of Holders of such Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Revolving Credit Agreement. Depending on the amount of Notes purchased under the Offer, the Administrative Agent under the Revolving Credit Agreement may take the position (although the Offeror does not concede that any such position that might be taken by the Administrative Agent would be correct) that the acquisition of Notes pursuant to the Offer constitutes a “Change in Control” as defined in the Revolving Credit Agreement, which could result in an event of default and acceleration of the indebtedness under the Revolving Credit Agreement (although any such event could be waived by the lenders under the Revolving Credit Agreement). Such an event could also result in a cross-default and the acceleration of the payment obligation under the Notes.

16.                               Available Information

Lions Gate Parent is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Lions Gate Parent with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

17.                               Depositary and Information Agent

Colbent Corporation is acting as Depositary under the Offer. In such capacity, the Depositary will receive deposits of certificates representing Notes and accompanying Letters of Transmittal at the office specified in the Letter of Acceptance and Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Notes purchased by the Offeror under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

The Offeror has engaged D.F. King & Co., Inc. as Information Agent to provide a resource for information for Noteholders. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Notes pursuant to the Offer. No fee or commission will be payable by Noteholders who deposit their Notes directly to the Depositary.

Noteholders should contact the Depositary, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Notes with the Depositary.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005
Noteholders Call Toll-Free: (888) 887-0082

Banks and Brokers Call Collect: (212) 269-5550

The Depositary for the Offer is:

Colbent Corporation

By facsimile (Eligible Institutions Only):	By Mail:

(781) 930-4939	Colbent Corporation
(provide on fax cover sheet call back number	P.O. Box 859208
for confirmation)	Braintree, MA 02185-9208

Broker fax confirm line:	By Hand or Overnight Delivery:
(781) 930-4900
Colbent Corporation
161 Bay State Drive
Braintree, MA 02184

Any questions and requests for assistance may be directed to the Information Agent at the telephone numbers and location set out above. A Noteholder may also contact such Noteholder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.